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Prospectus Supplement
(To Prospectus dated December 18, 1997)


                           [EQUITY RESIDENTIAL LOGO]


                       EQUITY RESIDENTIAL PROPERTIES TRUST
                DISTRIBUTION REINVESTMENT AND SHARE PURCHASE PLAN


     This prospectus supplement contains an amendment and restatement to the Plan updating the "Partial Dividend Reinvestment" and "Optional Cash Payments Only" participation options of the Plan. Under the revised options, you are able to direct the reinvestment of dividends on all, a portion or none of the shares held in the Plan. This prospectus supplement also appoints EquiServe Trust Company, N.A./EquiServe, L.P. (collectively, "EquiServe") as the administrator for the Plan and provides for participation in the optional cash payment feature of the Plan through a pre-authorized automatic monthly deduction from your bank account. This automatic monthly investment feature is added to the Plan by means of the new Question 16A in this prospectus supplement.

     The new participation options (which replace the descriptions of the Partial Dividend Reinvestment and Optional Cash Payments Only options as set forth in Questions 7 and 9 of the Plan contained in the prospectus dated December 18, 1997) are as follows:

     If the "Partial Dividend Reinvestment" option is elected, the Plan Administrator will apply the cash dividends on a specified number of your Common Shares, Preferred Shares or Units to purchase additional Common Shares. The Plan Administrator will pay you cash dividends on the remaining Common Shares, Preferred Shares or Units, when and if declared by the board of trustees. You may also invest by making optional cash payments of at least $250 per payment up to a maximum of $5,000 per month.

     If the "Optional Cash Payments Only" option is elected, the Plan Administrator will pay you the cash dividends on all of your Common Shares, Preferred Shares and Units. You may invest in additional Common Shares by making optional cash payments of at least $250 per payment up to a maximum of $5,000 per month.

     In order to provide Plan participants with the ability to systematically invest in additional Common Shares, this prospectus supplement adds the following Question 16A to the Plan prospectus:

     16A. Can I establish an automatic monthly deduction from my bank account?

     Yes. The Company is pleased to introduce a new method of submitting optional cash payments in any amount from $250 up to $5,000 to the Plan. As an alternative to sending checks and money orders, participants may elect to purchase additional Common Shares through an automatic monthly deduction from an account at a financial institution that is a member of the National Automated Clearing House Association (NACHA). In order to elect this feature, current

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     participants should complete and return an Automatic Monthly Investment
     Form. Automatic Monthly Investment Forms may be obtained at any time by contacting the Plan Administrator.

     Interested new investors (those who do not currently own Company Common Shares) may also elect this feature when enrolling in the Plan by completing the Automatic Investment Application on the reverse side of the Initial Authorization Form. Like Automatic Monthly Investment Forms, Initial Authorization Forms may be obtained at any time by contacting the Plan Administrator. When enrolling in the Plan, interested new investors may:

     1) enclose a check or money order (drawn against a U.S. bank and payable in U.S. dollars) for the initial investment and authorize automatic monthly deductions for subsequent purchases, or

     2) authorize automatic monthly deductions as a way to make the initial investment in place of submitting a check or money order with their Initial Authorization Form. Interested investors should note, however, that automatic deductions will continue indefinitely, beyond the initial investment, until the Plan Administrator is notified to terminate such deductions.

     Interested new investors and current participants who elect to participate in the automatic monthly deduction feature, should return the applicable forms to the Plan Administrator along with a voided blank check (if a checking account) or deposit slip (if a savings account) for account number verification.

     Investors should allow approximately 30 days for the Plan Administrator to establish the automatic deduction. Once established, the requested dollar amount ($250 minimum/$5,000 maximum) will be deducted from the designated bank account one business day prior to the commencement of the month's Pricing Period as outlined in the revised SCHEDULE A below (the "Optional Cash Payment Due Date"). Such funds will be commingled with all other optional cash payments under $5,000 and invested on or shortly after the last day of the month's Pricing Period (the "Pricing Period Conclusion Date").

     In order to terminate or change information pertaining to the automatic deduction feature, participants may simply contact the Plan Administrator. Changes to the dollar amount and terminations will be effective for a particular month's deduction provided the Plan Administrator receives the request at least 7 business days prior to the Optional Cash Payment Due Date. Requests received less than 7 business days prior to the Optional Cash Payment Due Date may not take effect until the following month. Changes to the bank account number and/or bank routing number, however, constitute the establishment of a new automatic deduction and may require up to 30 days to take effect.

     If the Plan Administrator does not receive a payment from your bank for any reason, the requested purchase will be deemed void and the Plan Administrator will immediately remove from your account any shares purchased in anticipation of receiving such funds. If the net proceeds from the sale of such shares are insufficient to satisfy the balance of the uncollected amount, the Plan Administrator may sell additional shares from your account as necessary to satisfy the uncollected balance. In addition, a "returned funds" fee of $25.00 will be deducted from your Plan account.



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     The administrator for this Plan is now EquiServe Trust Company,
N.A./EquiServe, L.P. (collectively, "EquiServe"). EquiServe is the successor transfer agent and Plan Administrator to Fleet National Bank (formerly Bank Boston, N.A.). You may contact EquiServe by any of the methods outlined below:

     Toll-free number (current shareholders):              1-800-733-5001

     Toll-free number (interested new investors):          1-800-337-5666

     Mailing Address:                   EquiServe
                                        P.O. Box 43010
                                        Providence, RI  02940-3010

     Web site:                          http://gateway.equiserve.com

     This prospectus supplement also contains a revised Schedule A to the prospectus dated December 18, 1997. The revised Schedule A to the prospectus restates in its entirety the Schedule A previously included as part of the prospectus. The revised Schedule A sets forth the expected dates relating to optional cash payments and common share distribution reinvestments under the Plan for 2001, 2002 and 2003 as such dates are described in the prospectus.


                               __________________


           The date of this Prospectus Supplement is October 11, 2001

                                       3
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                                   SCHEDULE A

                             FOR 2001, 2002 AND 2003

                             OPTIONAL CASH PAYMENTS

                                     RECORD DATE  AND
      THRESHOLD PRICE AND              OPTIONAL CASH                PRICING PERIOD               PRICING PERIOD
       DISCOUNT SET DATE             PAYMENT DUE DATE             COMMENCEMENT DATE             CONCLUSION DATE
       November 2, 2001              November 7, 2001             November 8, 2001             November 21, 2001
      November 26, 2001              November 29, 2001            November 30, 2001            December 13, 2001
      December 31, 2001               January 4, 2002              January 7, 2002             January 18, 2002
       February 1, 2002              February 6, 2002             February 7, 2002             February 21, 2002
      February 25, 2002              February 28, 2002              March 1, 2002               March 14, 2002
        April 2, 2002                  April 5, 2002                April 8, 2002               April 19, 2002
         May 2, 2002                    May 7, 2002                  May 8, 2002                 May 21, 2002
         May 28, 2002                  May 31, 2002                 June 3, 2002                 June 14, 2002
         July 1, 2002                  July 5, 2002                 July 8, 2002                 July 19, 2002
        August 2, 2002                August 7, 2002               August 8, 2002               August 21, 2002
       August 27, 2002                August 30, 2002             September 3, 2002           September 16, 2002
       October 2, 2002                October 7, 2002              October 8, 2002             October 21, 2002
       November 5, 2002              November 8, 2002             November 11, 2002            November 22, 2002
      November 25, 2002              November 29, 2002            December 2, 2002             December 13, 2002
      December 27, 2002               January 2, 2003              January 3, 2003             January 16, 2003
       January 30, 2003              February 4, 2003             February 5, 2003             February 19, 2003
      February 26, 2003                March 3, 2003                March 4, 2003               March 17, 2003
        April 1, 2003                  April 4, 2003                April 7, 2003               April 21, 2003
         May 2, 2003                    May 7, 2003                  May 8, 2003                 May 21, 2003
         May 28, 2003                  June 2, 2003                 June 3, 2003                 June 16, 2003
        June 30, 2003                  July 3, 2003                 July 7, 2003                 July 18, 2003
        August 1, 2003                August 6, 2003               August 7, 2003               August 20, 2003
       August 26, 2003                August 29, 2003             September 2, 2003           September 15, 2003
       October 2, 2003                October 7, 2003              October 8, 2003             October 21, 2003
       November 4, 2003              November 7, 2003             November 10, 2003            November 21, 2003
      November 28, 2003              December 3, 2003             December 4, 2003             December 17, 2003



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                   COMMON SHARE DISTRIBUTION REINVESTMENTS(1)

                  RECORD DATE                     INVESTMENT DATE(2)
                  -----------                     ------------------

               December 20, 2001                 December 31, 2001
                March 20, 2002                    April 12, 2002
                 June 20, 2002                     July 12, 2002
              September 20, 2002                 October 11, 2002
               December 20, 2002                 December 31, 2002
                March 20, 2003                    April 11, 2003
                 June 20, 2003                     July 11, 2003
              September 22, 2003                 October 10, 2003
               December 22, 2003                 December 31, 2003

_____________________

(1) The dates indicated are those expected to be applicable under the Plan with respect to future distributions, if and when declared by the Board of Trustees. The actual record and payment dates will be determined by the Board of Trustees at its discretion.

(2) The Investment Date relating to distributions is also the pricing date with respect to Common Shares acquired directly from the Company with such distributions. See Question 12.


                        NEW YORK STOCK EXCHANGE HOLIDAYS

                                                 2001                    2002                     2003
New Year's Day                          January 1               January 1               January 1
Martin Luther King Jr. Day              January 15              January 21              January 20
Washington Birthday                     February 19             February 18             February 17
Good Friday                             April 13                March 29                April 18
Memorial Day                            May 28                  May 27                  May 26
Independence Day                        July 4                  July 4                  July 4
Labor Day                               September 3             September 2             September 1
Thanksgiving Day                        November 22             November 28             November 27
Christmas                               December 25             December 25             December 25
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